Financial Contact:      Mark Van Genderen (414) 343-8002
Media Contact:           Susan Walton (414) 343-7565

HARLEY-DAVIDSON ANNOUNCES FIRST QUARTER RESULTS
Worldwide Retail Sales of Harley-Davidson Motorcycles Increase 6.9 Percent

Milwaukee, Wis., April 12, 2006 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its first quarter ended March 26, 2006. Revenue for the quarter was $1.29 billion compared with $1.24 billion in the year-ago quarter, a 4.0 percent increase. Net income for the quarter was $234.6 million compared to $227.2 million, an increase of 3.2 percent over the first quarter of 2005. First quarter diluted earnings per share (EPS) were $0.86, an 11.7 percent increase compared with last year’s $0.77.

        “Harley-Davidson is off to an excellent start for 2006, having achieved record revenue and earnings,” said Jim Ziemer, President and Chief Executive Officer, Harley-Davidson, Inc. “In addition, our dealers continued their retail sales growth momentum from the second half of 2005 as motorcycle sales increased by approximately 7 percent worldwide in the first quarter. With the increased seasonality in our business, we are pleased with this retail sales performance,” said Ziemer.

        Harley-Davidson’s second quarter shipment plan is 78,000 2006 model year motorcycles. Production in the second quarter will also include approximately 13,000 2007 models to prepare for the new model introduction in mid July; however, these 2007 motorcycles will not be shipped until the third quarter.

        The Company’s wholesale shipment target for the calendar year 2006 remains between 348,000 and 352,000 Harley-Davidson® motorcycles. “We believe that the prospects for retail growth remain strong and support a wholesale unit growth rate in the range of 5 to 9 percent annually and an annual EPS growth rate of 11 to 17 percent,” said Ziemer.

Motorcycles and Related Products Segment – First Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.01 billion, an increase of $29.6 million, or 3.0 percent over the same period last year. Shipments of Harley-Davidson motorcycles totaled 79,506 units, an increase of 2,790 units, or 3.6 percent over last year’s first quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $182.9 million, an increase of $6.0 million, or 3.4 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes™ apparel and collectibles, totaled $68.6 million, an increase of $9.1 million, or 15.3 percent.

        For the long term, the Company expects the growth rate for P&A revenue to be slightly higher than Harley-Davidson’s motorcycle shipment growth rate, and the General Merchandise growth rate is expected to be lower than the motorcycle shipment growth rate.

        Gross margin for the first quarter of 2006 was 38.4 percent of revenue, up from 37.6 percent for the same period in 2005. Operating margin increased from 24.2 percent in the first quarter of 2005 to 24.3 percent in the first quarter of 2006.

Motorcycle Retail Sales Data

        Worldwide retail sales of Harley-Davidson motorcycles increased 6.9 percent for the first quarter of 2006 compared to the same period in 2005. In the U.S., retail sales of Harley-Davidson motorcycles increased 5.8 percent for the quarter. The heavyweight motorcycle market in the U.S. increased 6.8 for the same period.

        Retail sales of Harley-Davidson motorcycles grew 11.6 percent in international markets during the first quarter of 2006 compared with the first quarter of 2005. First quarter retail sales were up 16.3 percent in Japan and 6.6 percent in Europe.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported first quarter operating income of $51.6 million, a decrease of $1.9 million, or 3.6 percent, compared to the year-ago quarter. This decrease was primarily due to a lower year-over-year gain on the current securitization.

        The first quarter securitization of $730 million in motorcycle retail loans resulted in a gain of $8.6 million, compared to the first quarter 2005 gain of $19.2 million. The 1.2 percent gain as a percentage of loans sold is consistent with management’s prior guidance for the first quarter of 2006 of 1.0 to 1.4 percent.

        For the long term, the Company expects the HDFS operating income growth rate to be slightly higher than the growth rate of Harley-Davidson motorcycle shipments.

Income Tax Rate

        The Company’s first quarter effective income tax rate was 36.0 percent compared to 35.5 percent in the same quarter last year. This increase was due to the expiration of the federal research and development tax credit as of December 31, 2005. The Company expects its annual effective tax rate in 2006 to be 35.5 percent assuming the retroactive reinstatement of this tax credit.

Cash Flow

        Cash and marketable securities totaled $1.11 billion as of March 26, 2006, an increase of $65.7 million during the first quarter. Cash flow from operations was $365.2 million and capital expenditures were $36.0 million during the first quarter.

Stock Repurchase

        The Company repurchased 2.1 million shares of its common stock at a cost of $107.1 million during the first quarter of 2006. These shares were repurchased under an authorization from the Company’s Board of Directors to buy back 20 million shares. A total of 17.9 million shares remain under this authorization.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capacity of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) adjust to worldwide economic and political conditions, including changes in fuel prices and interest rates, (xi) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 26, 2006	March 27, 2005
Net revenue	$1,285,090	$1,235,464
Gross profit	493,214	464,283
Operating expenses	180,902	165,426

Operating income from motorcycles & related products	312,312	298,857
Financial services income	95,901	88,812
Financial services expense	44,270	35,253

Operating income from financial services	51,631	53,559
Corporate expenses	4,757	7,274

Total operating income	359,186	345,142
Interest income and other, net	7,317	7,129

Income before provision for income taxes	366,503	352,271
Provision for income taxes	131,940	125,056

Net income	$234,563	$227,215

Earnings per common share:
Basic	$0.86	$0.78
Diluted	$0.86	$0.77
Weighted-average common shares:
Basic	272,966	293,148
Diluted	273,623	294,161
Cash dividends per common share	$0.18	$0.125

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) March 26, 2006	December 31, 2005	(Unaudited) March 27, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$196,464	$140,975	$200,379
Marketable securities	915,434	905,197	1,184,148
Accounts receivable, net	148,561	122,087	146,199
Finance receivables held for sale	131,389	299,373	222,802
Finance receivables held for investment, net	1,546,417	1,342,393	1,386,665
Inventories	256,788	221,418	246,875
Other current assets	103,953	113,794	93,216

Total current assets	3,299,006	3,145,237	3,480,284
Finance receivables held for investment, net	625,664	600,831	531,250
Other long-term assets	1,475,177	1,509,141	1,294,239

	$5,399,847	$5,255,209	$5,305,773

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued expenses	$841,676	$668,139	$801,525
Current portion of finance debt	93,610	204,973	264,360

Total current liabilities	935,286	873,112	1,065,885
Finance debt	1,000,000	1,000,000	800,000
Postretirement healthcare benefits	64,573	60,975	51,297
Other long-term liabilities	235,400	237,517	117,754
Total shareholders’ equity	3,164,588	3,083,605	3,270,837

	$5,399,847	$5,255,209	$5,305,773

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 26, 2006	March 27, 2005
Cash flows from operating activities:
Net income	$234,563	$227,215
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	54,232	53,325
Provision for long-term employee benefits	24,482	12,112
Provision for share-based payments	5,289	7,020
Gain on current year securitizations	(8,647)	(19,201)
Net change in wholesale finance receivables	(201,948)	(191,108)
Origination of retail finance receivables held for sale	(604,924)	(527,040)
Collections on retail finance receivables held for sale	25,749	30,754
Proceeds from securitization of retail finance receivables	723,234	721,974
Contributions to pension and postretirement plans	(2,726)	(109,000)
Other, net	1,553	(2,787)
Net changes in current assets and current liabilities	114,344	74,098

Total adjustments	130,638	50,147

Net cash provided by operating activities	365,201	277,362
Cash flows from investing activities:
Capital expenditures	(36,017)	(39,025)
Finance receivables held for investment, net	(19,837)	(76,850)
Collection of retained securitization interests	6,960	26,330
Net change in marketable securities	(9,626)	149,845
Other, net	4,373	(2,365)

Net cash (used) provided by investing activities	(54,147)	57,935
Cash flows from financing acitivies:
Net decrease in finance-credit facilities and
commercial paper	(105,707)	(222,642)
Dividends paid	(48,955)	(36,541)
Purchase of common stock for treasury	(107,065)	(175,796)
Excess tax benefits from share-based payments	1,098	5,699
Issuance of common stock under employee
stock option plans	5,064	19,203

Net cash (used) by financing activities	(255,565)	(410,077)
Net increase (decrease) in cash and cash equivalents	55,489	(74,780)
Cash and cash equivalents:
At beginning of period	140,975	275,159

At end of period	$196,464	$200,379

Net Revenue and Motorcycle
Shipment Data
(unaudited)
Three Months Ended

	March 26, 2006	March 27, 2005
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,008,542	$978,951
Buell® motorcycles	24,056	20,049
Parts & Accessories	182,949	176,904
General Merchandise	68,551	59,463
Other	992	97

	$1,285,090	$1,235,464

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	60,270	60,878
Export	19,236	15,838

Total	79,506	76,716

Motorcycle product mix:
Touring	27,537	25,071
Custom	35,794	34,286
Sportster®	16,175	17,359

Total	79,506	76,716

BUELL UNITS
Motorcycle shipments:
Buell	3,037	2,469

Retail Sales of Harley-Davidson Motorcycles
Year to Date March

	2006	2005
United States	56,805	53,707
Europe*	6,910	6,485
Japan	2,482	2,134
Canada	1,796	1,934
All other markets	3,497	2,601
Total Harley-Davidson Retail Sales	71,490	66,861

Data Source (subject to update)

Data source for all 2005 and 2006 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

Heavyweight (651+ cc) Market Industry Data
Data Through Month Indicated

	2006	2005
United States (March)	109,137	102,177
Europe* (February)	33,278	31,820

Data Source (subject to update)

United States: Motorcycle Industry Council
Europe: Giral S.A.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom